EXHIBIT 99.1

CDW Reports Fourth Quarter and Full Year 2021 Earnings
Reinforces Power of Business Model and Strategy

(Dollars in millions, except per share amounts)	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Chg.	2021	2020	% Chg.
Net Sales	$5,536.9	$4,956.2	11.7	$20,820.8	$18,467.5	12.7
Average Daily Sales[1]	87.9	79.9	9.9	82.0	72.7	12.7
Gross Profit	975.6	880.9	10.8	3,568.5	3,210.1	11.2
Operating Income	339.3	332.2	2.1	1,419.0	1,179.2	20.3
Net Income	215.3	238.3	(9.7)	988.6	788.5	25.4
Non-GAAP Operating Income[2]	424.5	376.2	12.9	1,645.4	1,404.6	17.1
Net Income per Diluted Share	$1.57	$1.65	(4.5)	$7.04	$5.45	29.2
Non-GAAP Net Income per Diluted Share[2]	$2.08	$1.82	14.0	$7.97	$6.59	20.9
[1] There were 63 and 62 selling days for the three months ended December 31, 2021 and 2020, respectively. There were 254 selling days for both the years ended December 31, 2021 and 2020.
[2] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("US GAAP") are each defined and reconciled to the most directly comparable US GAAP measures in the attached schedules.

LINCOLNSHIRE, Ill., February 9, 2022 -- CDW Corporation (Nasdaq:CDW), a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada, today announced fourth quarter and year end 2021 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.50 per share, which is 25 percent higher than the prior year period, to be paid on March 10, 2022 to all stockholders of record as of the close of business on February 25, 2022.
“Our strong fourth quarter and full year performance demonstrated the power of our business model with balance across customer end markets and our product and solutions portfolio, and reinforced the strength of our strategy," said Christine A. Leahy, president and chief executive officer, CDW. “I am extremely proud of the commitment, agility and resolve of our coworkers, who successfully helped our customers address their mission-critical IT and operational needs across the full IT solutions stack and lifecycle in a supply constrained environment."
"Strong operating results and successful execution on our capital allocation priorities, delivered a 21 percent increase in Non-GAAP net income per diluted share for 2021," said Albert J. Miralles, chief financial officer, CDW. "After financing $2.5 billion for the acquisition of Sirius in December of 2021, we will optimize the use of cash flow after paying dividends to focus on reducing debt to our net leverage target range of 2.5 to 3.0 times, which we expect to achieve by the end of 2022."
"We are excited to officially welcome over 2,500 Sirius coworkers to CDW, who will amplify our portfolio and our people. As our businesses come together in 2022, we expect to continue to outpace US IT market growth by 200 to 300 basis points on a consolidated, constant currency basis. We will continue to execute our strategy, invest in the business, and be laser-focused on meeting the needs of our more than 250,000 customers and remaining the partner of choice for more than 1,000 leading and emerging technology brands as the technology market continues to evolve," concluded Leahy.

Fourth Quarter of 2021 Highlights:
Total Net sales in the fourth quarter of 2021 were $5,537 million, compared to $4,956 million in the fourth quarter of 2020, an increase of 11.7 percent. This increase includes $197 million of Net sales from the acquisition of Sirius Computer Solutions, Inc. ("Sirius") which closed on December 1, 2021. The Net sales impact from the acquisition of Sirius is included in our Corporate, Small Business and Public segments. There were 63 and 62 selling days for the three months ended December 31, 2021 and 2020, respectively. On an average daily sales basis, Net sales growth increased 9.9 percent and Net sales growth on a constant currency average daily sales basis increased 9.6 percent. Currency impact to Net sales growth was driven by favorable translation of the Canadian dollar and British pound to US dollar. Fourth quarter Net sales performance, on an average daily sales basis, included:
•Total Corporate segment Net sales of $2,324 million, 33.1 percent higher than 2020.
•Total Small Business segment Net sales of $487 million, 30.9 percent higher than 2020.
•Total Public segment Net sales of $2,027 million, 13.1 percent lower than 2020. Public results were driven by decreased Net sales to Government and Education customers of 34.9 percent and 9.0 percent, respectively. Net sales to Healthcare customers increased 19.9 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $699 million, 19.5 percent higher than 2020.
Gross profit was $976 million in the fourth quarter of 2021, compared to $881 million in the fourth quarter of 2020, representing an increase of 10.8 percent. Gross profit margin was 17.6 percent in the fourth quarter of 2021 versus 17.8 percent in the fourth quarter of 2020. Gross profit margin was positively impacted by an increase in the mix of net service contract revenue, primarily Software as a Service, increase in Net sales and related margins on professional services and the impact of Sirius' gross profit margin, but decreased from prior year due to lower product margin and overlapping higher margin configuration services in the prior year.
Total selling and administrative expenses, including advertising expense, were $636 million in the fourth quarter of 2021, compared to $549 million in the fourth quarter of 2020, representing an increase of 16.0 percent. This increase was primarily driven by higher acquisition and integration costs, higher payroll expenses consistent with higher coworker count and higher performance-based compensation consistent with higher attainment against financial goals.
Operating income was $339 million in the fourth quarter of 2021, compared to $332 million in the fourth quarter of 2020, representing an increase of 2.1 percent. Non-GAAP operating income was $425 million in the fourth quarter of 2021, compared to $376 million in the fourth quarter of 2020, representing an increase of 12.9 percent. The Non-GAAP operating income margin was 7.7 percent in the fourth quarter of 2021 versus 7.6 percent in the fourth quarter of 2020.
Net interest expense was $43 million in the fourth quarter of 2021, compared to $37 million in the fourth quarter of 2020, representing an increase of 16.9 percent. The increase was primarily driven by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021 which were used to fund the acquisition of Sirius.
The effective tax rate was 25.1 percent in the fourth quarter of 2021, compared to 19.2 percent in the fourth quarter of 2020, which resulted in tax expense of $72 million and $57 million, respectively. The increase in the effective tax rate is primarily attributable to certain tax benefits incurred in the prior year with no similar activity in the current quarter and lower excess tax benefits on equity-based compensation during the current quarter.
Net income was $215 million in the fourth quarter of 2021, compared to $238 million in the fourth quarter of 2020, representing a decrease of 9.7 percent. Non-GAAP net income was $285 million in the fourth quarter of 2021, compared to $264 million in the fourth quarter of 2020, representing an increase of 8.2 percent.
Weighted average diluted shares outstanding were 138 million for the fourth quarter of 2021, compared to 145 million for the fourth quarter of 2020. Net income per diluted share for the fourth quarter of 2021 was $1.57, compared to $1.65 for the fourth quarter of 2020, representing a decrease of 4.5 percent. Non-GAAP net income per diluted share for the fourth quarter of 2021 was $2.08, compared to $1.82 for the fourth quarter of 2020, representing an increase of 14.0 percent.
Full Year 2021 Highlights:
Total Net sales in 2021 were $20,821 million, compared to $18,468 million in 2020, an increase of 12.7 percent. There were 254 selling days for both the years ended December 31, 2021 and 2020. This increase includes $197 million of Net sales from the acquisition of Sirius which closed on December 1, 2021. The Net sales impact from the acquisition of Sirius is included in our Corporate, Small Business and Public segments. Net sales growth on a constant currency basis increased 11.9 percent. Currency impact to Net sales growth was driven by favorable translation of the Canadian dollar and British pound to US dollar. Full year Net sales performance included:
•Total Corporate segment Net sales of $8,180 million, 19.5 percent higher than 2020.
•Total Small Business segment Net sales of $1,870 million, 33.9 percent higher than 2020.
•Total Public segment Net sales of $8,184 million, 0.6 percent higher than 2020. Public results were driven by an increase in Net sales to Education and Healthcare customers of 18.8 percent and 12.8 percent, respectively. Net sales to Government customers decreased 27.6 percent.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, of $2,587 million, 24.0 percent higher than 2020.
Gross profit was $3,569 million in 2021, compared to $3,210 million for 2020, representing an increase of 11.2 percent. Gross profit margin was 17.1 percent in 2021 versus 17.4 percent in 2020. Gross profit margin was positively impacted by an increase in the mix of net service contract revenue, primarily Software as a Service, increase in Net sales and related margins on professional services and the impact of Sirius' gross profit margin, but decreased from prior year due to lower product margin and overlapping higher margin configuration services in the prior year.
Total selling and administrative expenses were $2,150 million in 2021, compared to $2,031 million in 2020, representing an increase of 5.8 percent. This increase was primarily due to higher payroll expenses consistent with higher Gross profit, higher coworker count and higher performance-based compensation consistent with higher attainment against financial goals, and acquisition and integration costs, partially offset by lower intangible asset amortization and lower bad debt expense.
Operating income was $1,419 million in 2021, compared to $1,179 million in 2020, representing an increase of 20.3 percent. Non-GAAP operating income was $1,645 million in 2021, compared to $1,405 million for 2020, representing an increase of 17.1 percent. The Non-GAAP operating income margin was 7.9 percent and 7.6 percent for 2021 and 2020, respectively.
Net interest expense was $151 million in 2021, compared to $155 million in 2020, representing a decrease of 2.6 percent. The decrease was primarily driven by lower effective interest rates in 2021 compared to 2020, partially offset by additional interest expense from the $2.5 billion aggregate principal amount of senior notes issued on December 1, 2021 which were used to fund the acquisition of Sirius.
The effective tax rate was 23.8 percent in 2021, compared to 21.3 percent in 2020, which resulted in tax expense of $309 million and $214 million, respectively. The increase in the effective tax rate is primarily attributable to certain tax benefits incurred in the prior year with no similar activity in the current year and a less favorable tax rate impact of excess tax benefits on equity-based compensation.

Net income was $989 million in 2021, compared to $789 million in 2020, representing an increase of 25.4 percent. Net income for 2021 included a $36 million gain from the sale of an equity method investment and the prior year included a $27 million net loss on extinguishment of long-term debt as a result of the August 2020 senior notes refinancing. Non-GAAP net income was $1,119 million in 2021, compared to $954 million in 2020, representing an increase of 17.2 percent.
Weighted average diluted shares outstanding were 141 million in 2021, compared to 145 million in 2020. Net income per diluted share in 2021 was $7.04, compared to $5.45 in 2020, representing an increase of 29.2 percent. Non-GAAP net income per diluted share in 2021 was $7.97, compared to $6.59 in 2020, representing an increase of 20.9 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 and our other US Securities and Exchange Commission ("SEC") filings. These factors include, among others, the COVID-19 pandemic and actions taken in response thereto and the associated impact on our business, results of operations, cash flows, financial condition and liquidity; CDW's relationships with vendor partners and terms of their agreements; continued innovations in hardware, software and services offerings by CDW's vendor partners; substantial competition that could reduce CDW's market share; the continuing development, maintenance and operation of CDW's information technology systems; potential breaches of data security and failure to protect our information technology systems from cybersecurity threats; potential failures to provide high-quality services to CDW's customers; the potential impacts of climate; potential inability to attract or retain, or potential losses of, any key personnel, or significant increases in labor costs; potential adverse occurrences at one of CDW's primary facilities or third-party data centers; increases in the cost of commercial delivery services or disruptions of those services; CDW's exposure to accounts receivable and inventory risks; future acquisitions or alliances; fluctuations in CDW's operating results; fluctuations in foreign currency; global and regional economic and political conditions; potential interruptions of the flow of products from suppliers; decreases in spending on technology products and services; potential failures to comply with Public segment contracts or applicable laws and regulations; current and future legal proceedings, investigations and audits; changes in laws, including regulations or interpretations thereof; CDW's level of indebtedness and ability to generate sufficient cash to service such indebtedness; restrictions imposed by agreements relating to CDW's indebtedness on its operations and liquidity; changes in, or the discontinuation of, CDW's share repurchase program or dividend payments; the potential failure to achieve the anticipated benefits of the Sirius Computer Solutions, Inc. acquisition in the expected timeframe or at all; and other risk factors or uncertainties identified from time to time in CDW's filings with the SEC. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements contained in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Information
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and related payroll taxes, and acquisition and integration expenses. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP income before income taxes and Non-GAAP net income exclude, among other things, charges related to acquisition-related intangible asset amortization, equity-based compensation, acquisition and integration expenses, and the associated tax effects of each. Net sales growth on a constant currency basis is defined as Net sales growth excluding the impact of foreign currency translation on Net sales compared to the prior period.
Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share and Net sales growth on a constant currency basis are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with US GAAP.
CDW believes these measures provide analysts, investors and management with helpful information regarding the underlying operating performance of CDW's business, as they remove the impact of items that management believes are not reflective of underlying operating performance. CDW uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
CDW's annual targets are provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of CDW's routine activities, such as refinancing activities or acquisition and integration expenses.
The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable US GAAP financial measures. Non-GAAP measures used by CDW may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About CDW
CDW Corporation (Nasdaq:CDW) is a leading multi-brand provider of information technology solutions to business, government, education and healthcare customers in the United States, the United Kingdom and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW was founded in 1984 and employs approximately 13,900 coworkers. For the year ended December 31, 2021, the company generated Net sales of approximately $21 billion. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, February 9, 2022 at 7:30 a.m. CT/8:30 a.m. ET to discuss its fourth quarter and full year financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries                    Media Inquiries
Kevin White                          Sara Granack
Director, Investor Relations    Vice President, Corporate Communications
(847) 968-0238    (847) 419-7411
investorrelations@cdw.com    mediarelations@cdw.com

CDWPR-FI

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)

	Three Months Ended December 31,			Year Ended December 31,
	2021	2020	% Change(i)	2021	2020	% Change(i)
	(unaudited)	(unaudited)		(unaudited)
Net sales	$5,536.9	$4,956.2	11.7%	$20,820.8	$18,467.5	12.7%
Cost of sales	4,561.3	4,075.3	11.9	17,252.3	15,257.4	13.1

Gross profit	975.6	880.9	10.8	3,568.5	3,210.1	11.2

Selling and administrative expenses	636.3	548.7	16.0	2,149.5	2,030.9	5.8
Operating income	339.3	332.2	2.1	1,419.0	1,179.2	20.3

Interest expense, net	(43.4)	(37.1)	16.9	(150.9)	(154.9)	(2.6)
Other (expense) income, net	(8.6)	(0.1)	nm*	29.7	(22.0)	nm*

Income before income taxes	287.3	295.0	(2.6)	1,297.8	1,002.3	29.5

Income tax expense	(72.0)	(56.7)	26.9	(309.2)	(213.8)	44.7

Net income	$215.3	$238.3	(9.7)%	$988.6	$788.5	25.4%

Net income per common share:
Basic	$1.60	$1.67	(4.5)%	$7.14	$5.53	29.1%
Diluted	$1.57	$1.65	(4.5)%	$7.04	$5.45	29.2%

Weighted-average common shares outstanding:
Basic	135.5	142.7		138.5	142.6
Diluted	137.7	145.1		140.5	144.8

* Not meaningful

(i)There were 63 and 62 selling days for the three months ended December 31, 2021 and 2020, respectively. There were 254 selling days for both the years ended December 31, 2021 and 2020.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP income before income taxes, Non-GAAP net income, Non-GAAP net income per diluted share, Net sales growth on a constant currency basis for the three months and years ended December 31, 2021 and 2020 below.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2021	% of Net sales	2020	% of Net sales	2021	% of Net sales	2020	% of Net sales
Operating income, as reported	$339.3	6.1%	$332.2	6.7%	$1,419.0	6.8%	$1,179.2	6.4%
Amortization of intangibles(i)	24.3		24.2		94.9		158.1
Equity-based compensation	19.3		16.6		72.6		42.5
Acquisition and integration expenses	41.2		0.9		54.3		4.9
Other adjustments	0.4		2.3		4.6		19.9
Non-GAAP operating income	$424.5	7.7%	$376.2	7.6%	$1,645.4	7.9%	$1,404.6	7.6%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended December 31,
	2021				2020
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$287.3	$(72.0)	$215.3	25.1%	$295.0	$(56.7)	$238.3	19.2%	(9.7)%

Amortization of intangibles(ii)	24.3	(5.5)	18.8		24.2	(6.0)	18.2
Equity-based compensation	19.3	(6.3)	13.0		16.6	(11.8)	4.8
Acquisition and integration expenses	41.2	(7.1)	34.1		0.9	(0.2)	0.7
Net loss on extinguishment of long-term debt	5.6	(1.4)	4.2		—	—	—
Other adjustments	0.4	(0.4)	—		2.3	(0.6)	1.7
Non-GAAP	$378.1	$(92.7)	$285.4	24.5%	$339.0	$(75.3)	$263.7	22.2%	8.2%

US GAAP net income per diluted share			$1.57				$1.65
Non-GAAP net income per diluted share			$2.08				$1.82
Shares used in computing US GAAP and Non-GAAP net income per diluted share			137.7				145.1

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP INCOME BEFORE INCOME TAXES, NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Year Ended December 31,
	2021				2020
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Net Income % Change

US GAAP, as reported	$1,297.8	$(309.2)	$988.6	23.8%	$1,002.3	$(213.8)	$788.5	21.3%	25.4%

Amortization of intangibles(ii)	94.9	(18.9)	76.0		158.1	(36.8)	121.3
Equity-based compensation	72.6	(42.6)	30.0		42.5	(37.0)	5.5
Acquisition and integration expenses	54.3	(10.4)	43.9		4.9	(1.2)	3.7
Gain on sale of equity method investment	(36.0)	8.5	(27.5)		—	—	—
Net loss on extinguishment of long-term debt	6.0	(1.5)	4.5		27.3	(6.8)	20.5
Other adjustments	4.6	(1.2)	3.4		19.9	(5.0)	14.9
Non-GAAP	$1,494.2	$(375.3)	$1,118.9	25.1%	$1,255.0	$(300.6)	$954.4	24.0%	17.2%

US GAAP net income per diluted share			$7.04				$5.45
Non-GAAP net income per diluted share			$7.97				$6.59
Shares used in computing US GAAP and Non-GAAP net income per diluted share			140.5				144.8

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.

(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts and trade names.

CDW CORPORATION AND SUBSIDIARIES
NET SALES GROWTH ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	% Change	Average Daily % Change(i)	2021	2020	% Change(i)

Net sales, as reported	$5,536.9	$4,956.2	11.7%	9.9%	$20,820.8	$18,467.5	12.7%
Foreign currency translation(ii)	—	13.7			—	146.2
Net sales, on a constant currency basis	$5,536.9	$4,969.9	11.4%	9.6%	$20,820.8	$18,613.7	11.9%

(i)There were 63 and 62 selling days for the three months ended December 31, 2021 and 2020, respectively. There were 254 selling days for both the years ended December 31, 2021 and 2020.

(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	December 31, 2021	December 31, 2020
Assets	(unaudited)

Current assets:
Cash and cash equivalents	$258.1	$1,410.2
Accounts receivable, net of allowance for credit losses of $20.4 and $29.6, respectively	4,499.4	3,212.6
Merchandise inventory	927.6	760.0
Miscellaneous receivables	435.5	379.5
Prepaid expenses and other	357.5	191.2
Total current assets	6,478.1	5,953.5

Operating lease right-of-use assets	155.6	130.8
Property and equipment, net	195.8	175.5
Goodwill	4,382.9	2,595.9
Other intangible assets, net	1,628.1	445.1
Other assets	358.9	43.9
Total assets	$13,199.4	$9,344.7

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$3,114.2	$2,088.4
Accounts payable - inventory financing	448.3	524.6
Current maturities of long-term debt	102.7	70.9
Contract liabilities	402.9	243.7
Accrued expenses and other liabilities	1,027.9	970.7
Total current liabilities	5,096.0	3,898.3

Long-term liabilities:
Debt	6,755.8	3,856.3
Deferred income taxes	222.3	55.3
Operating lease liabilities	184.2	169.0
Other liabilities	235.4	68.7
Total long-term liabilities	7,397.7	4,149.3

Total stockholders’ equity	705.7	1,297.1
Total liabilities and stockholders’ equity	$13,199.4	$9,344.7

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	% Change	Average Daily % Change(i)	2021	2020	% Change(i)
	(unaudited)	(unaudited)			(unaudited)
Corporate	$2,323.5	$1,717.5	35.3%	33.1%	$8,179.7	$6,846.0	19.5%

Small Business	487.4	366.5	33.0	30.9	1,870.1	1,397.1	33.9

Public
Government	557.3	842.6	(33.9)	(34.9)	2,155.6	2,978.5	(27.6)
Education	949.7	1,026.9	(7.5)	(9.0)	4,108.7	3,458.1	18.8
Healthcare	520.3	427.0	21.8	19.9	1,919.3	1,701.1	12.8
Total Public	2,027.3	2,296.5	(11.7)	(13.1)	8,183.6	8,137.7	0.6

Other	698.7	575.7	21.4	19.5	2,587.4	2,086.7	24.0

Total Net sales	$5,536.9	$4,956.2	11.7%	9.9%	$20,820.8	$18,467.5	12.7%

(i)There were 63 and 62 selling days for the three months ended December 31, 2021 and 2020, respectively. There were 254 selling days for both the years ended December 31, 2021 and 2020.

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	December 31, 2021	December 31, 2020

Debt and Revolver Availability
Cash and cash equivalents	$258.1	$1,410.2
Total debt	6,858.5	3,927.2
Revolver availability	987.3	1,059.3
Cash plus revolver availability	1,245.4	2,469.5

Working Capital(i)
Days of sales outstanding	65	57
Days of supply in inventory	17	14
Days of purchases outstanding	(58)	(54)
Cash conversion cycle	24	17

(i)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)

	Year Ended December 31,
	2021	2020
	(unaudited)
Cash flows provided by operating activities	$784.6	$1,314.3

Capital expenditures(i)	(100.0)	(158.0)
Acquisition of businesses, net of cash acquired	(2,705.6)	(43.0)
Proceeds from the sale of equity method investment	36.0	—
Cash flows used in investing activities	(2,769.6)	(201.0)

Net change in accounts payable - inventory financing	(161.8)	93.0
Financing payments for revenue generating assets	(46.1)	(18.1)
Other cash flows provided by financing activities	1,040.7	63.9
Cash flows provided by financing activities	832.8	138.8

Effect of exchange rate changes on cash and cash equivalents	0.1	4.1
Net (decrease) increase in cash and cash equivalents	(1,152.1)	1,256.2
Cash and cash equivalents - beginning of period	1,410.2	154.0
Cash and cash equivalents - end of period	$258.1	$1,410.2

Supplementary disclosure of cash flow information:
Interest paid	$(134.3)	$(139.4)
Income taxes paid, net	$(351.0)	$(245.6)

(i)Includes expenditures for revenue generating assets.